QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 17, 2002 (the "Signing Date") and effective as of January 1, 2002, by and between NEW WORLD RESTAURANT GROUP, INC., a Delaware corporation ("Corporation"), and ANTHONY WEDO ("Executive").

RECITALS

A.
Executive and Corporation previously entered into an employment agreement (the "Prior Agreement") effective July 16, 2001.

B.
Executive and Corporation desire to amend and restate the Prior Agreement.

C.
Upon the Signing Date, effective as of January 1, 2002, Executive and Corporation hereby agree that the terms of this Agreement shall supercede, in their entirety, the terms of the Prior Agreement.

D.
Executive and Corporation further agree that this Agreement shall govern, in all respects, the terms of the employment of Executive by Corporation.

E.
Executive is currently the Chairman and Chief Executive Officer of Corporation.

F.
Corporation agrees to continue to employ Executive and Executive agrees to continue in the employ of Corporation, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        1.    Duties.    During the Term of this Agreement, Executive agrees to be employed by Corporation as its Chairman of its Board of Directors and its Chief Executive Officer, and Corporation agrees to employ Executive in such capacity. Executive shall devote substantially all of his business time, energy, and skill to the affairs of Corporation. Executive shall have such duties, authority and responsibilities generally commensurate with the duties, authority and responsibilities of a Chairman of the Board of Directors and Chief Executive Officer of a public company. Executive shall report to the Board of Directors. Executive shall be based in Corporation's principal East Coast office and shall engage in all business travel related to his duties as required by the Board of Directors, including travel to Golden, Colorado. The Corporation shall pay all reasonable business expenses incurred by Executive including, without limitation, all travel, lodging and automobile expenses in connection with duties performed by Executive in Golden, Colorado.

        2.    Term of Employment.

        2.1    Definitions.    For purposes of this Agreement the following terms shall have the following meanings:

          (a)   "Change in Control" shall mean any of the following events:

            (i)    Any person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) has become the holder of more than 40 percent of the outstanding shares of Corporation entitled to vote for the election of directors (calculated on a fully diluted basis, including, without limitation, all options, warrants and convertible securities), other than persons ("Excluded Persons") excluded by the Board of Directors from the provisions of Corporation's Rights Agreement, such as the holders of Corporation's Series F Preferred Stock and related warrants;

            (ii)   as a result of or in connection with any cash tender offer, merger or other business combination, sale of assets or contested election, restructuring or combination of the foregoing, the persons who are directors of Corporation as of the date of this Agreement shall cease to constitute a majority of the Board;

            (iii)  the stockholders of Corporation approve a definitive agreement (i) to merge or consolidate Corporation with or into another corporation in which the holders of Corporation's Common Stock and warrants to purchase Common Stock immediately before such merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the board of directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity securities, or (ii) to sell or otherwise dispose of all or substantially all of the assets of Corporation;

            (iv)  the closing of a transaction or series of transactions in which more than 50% of the voting power of Corporation, including for such purpose warrants to purchase Common Stock, is transferred to persons other than Excluded Persons;

            (v)   an Offer is consummated;

            (vi)  a resolution of the Board is passed authorizing the filing or acquiescence to the filing of a petition for or against the Corporation under Title 11 of the United States Code; or

            (vii) the stockholders of the Corporation approve a plan of liquidation or dissolution of the Company.

          (b)   "Offer" shall mean a tender offer or exchange offer for shares of Corporation's Common Stock where the offeror acquires more than 40 percent of the outstanding shares of Corporation's Common Stock and warrants to purchase Common Stock of Corporation.

          (c)   "Termination For Cause" shall mean termination by Corporation of Executive's employment by Corporation by reason of Executive's willful dishonesty towards or fraud upon the Corporation or by reason of Executive's willful material breach of this Agreement.

          (d)   "Termination Other Than for Cause" shall mean termination by Corporation of Executive's employment by Corporation (other than a Termination For Cause) and shall include constructive termination of Executive's employment by reason of (i) material breach of this Agreement by Corporation or (ii) material diminution of Executive's duties, authority or responsibilities as Chairman and Chief Executive Officer or (iii) Executive's resignation within 30 days following a Change in Control or (iv) notice by Corporation of non-renewal under Section 2.2.

          (e)   "Voluntary Termination" shall mean termination by Executive of Executive's employment by Corporation other than (i) a constructive termination described in subsection 2.1(d), and (ii) termination by reason of Executive's death or disability as described in Sections 2.5 and 2.6.

          (f)    "Voluntary Termination With Notice" shall mean a Voluntary Termination that has been preceded by written notice delivered by Executive to Corporation no later than 60 days (or such shorter period as the parties may agree) prior to such Voluntary Termination.

        2.2    Term.    The term of employment of Executive by Corporation shall be from January 1, 2002 through December 31, 2004 (the "Initial Term"), unless terminated earlier pursuant to this Section 2; and thereafter, the term shall automatically renew for successive one-year periods, unless terminated earlier pursuant to this Section 2, commencing each January 1, unless Corporation or Executive, as the case may be, gives written notice to the other of its or his desire not to renew such term, which notice must be given no later than 90 days prior to the end of the initial Term or any such renewal period (the Initial Term and such renewal periods, the "Term").

        2.3    Termination For Cause.    Termination For Cause may be effected by Corporation at any time during the Term of this Agreement and shall be effected by written notification to Executive. Termination For Cause shall be effective immediately upon such written notification; provided, however, that if the basis for the Termination For Cause is a willful material breach of this Agreement, Executive shall have a period of sixty (60) days from receipt of such written notification to cure the breach, unless the breach is of a type that cannot be cured. Upon Termination For Cause, Executive immediately shall be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation.

        2.4    Termination Other Than For Cause.    Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving notice to Executive of such termination. Upon any Termination Other Than For Cause, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned (it being understood that for the purpose of this Section 2.4, a bonus equal to $187,500 shall be deemed earned for the first 12 months of Executive's employment by Corporation under the Prior Agreement and this Agreement), vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and the severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind. In addition, vesting of the Option (as defined in Section 3.4 below) will be recomputed based on 16.67% vesting after each six (6) months of the Term ("Accelerated Vesting").

        2.5    Termination by Reason of Disability.    If, during the Term of this Agreement, Executive, in the reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of six (6) months or more, Corporation shall have the right to terminate Executive's employment hereunder by written notification to Executive and payment to Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination. In such event, Corporation shall pay Executive fifty (50%) percent of his Base Salary for the first six months after such termination (less any amounts received by Executive under insurance policies carried by Corporation). Executive shall be entitled to continued participation in all of Corporation's benefit plans (to the extent permitted by law or under the terms of such plans) during such six-month period. In addition, Executive's stock options will be entitled to Accelerated Vesting.

        2.6    Death.    In the event of Executive's death during the Term of this Agreement, Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination. In addition, Executive's stock options will be entitled to Accelerated Vesting.

        2.7    Voluntary Termination.    In the event of a Voluntary Termination, Corporation shall immediately pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation.

        2.8    Voluntary Termination With Notice.    In the event of a Voluntary Termination With Notice, Corporation shall pay to Executive all amounts to which Executive is entitled under Section 2.7, and shall continue to pay Executive his Base Salary until the earlier of (i) 60 days following such Voluntary Termination With Notice or (ii) the end of the then-current Term.

        2.9    Resignation.    Upon a termination of Executive's employment hereunder for any reason, Executive, with no further action on his part, shall be deemed to have resigned from all of his offices with Corporation, his seat on the Board of Directors and any such positions with any subsidiaries of Corporation, and he shall return all property of Corporation in his possession.

        3.    Salary, Benefits and Bonus Compensation.

        3.1    Base Salary.    As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Executive a Base Salary payable in equal bi-weekly installments at the rate of Five Hundred Sixty Five Thousand Dollars ($565,000) per annum. The Base Salary is retroactive to January 1, 2002 and any incremental salary due from January 1, 2002 through the Signing Date shall be paid in a lump sum to Executive upon signing. At the beginning of each calendar year during the Term, commencing January 1, 2003, the Base Salary shall be subject to annual review by the Board of Directors, at the recommendation of the Compensation Committee, and may be increased, but shall in no event be decreased.

        3.2    Bonuses.    (a) Executive shall receive a bonus (a "Bonus") of up to One Hundred (100%) percent of the Base Salary for each calendar year during the Term of this Agreement. The amount of the Bonus shall be determined in the manner set forth on Schedule 3.2. Notwithstanding the foregoing, Executive shall receive a guaranteed bonus (a "Guaranteed Bonus") of $187,500 for the period July 16, 2001 to July 31, 2002, payable $46,875 on October 31, 2001, January 31, 2002, April 30, 2002 and July 31, 2002. The Guaranteed Bonus shall be deemed a prepayment of the Bonus described in the preceding portion of this Section 3.2 and shall be credited as follows: (i) the guaranteed bonus payment due on July 31, 2002 and the guaranteed bonus payment previously made on April 30, 2002 shall be credited against the 2002 Bonus, and (ii) the guaranteed bonus payments made on October 31, 2001 and January 31, 2002 shall be credited against the bonus earned by Executive in 2001. (b) In addition, Executive shall be entitled to a one-time bonus of Two Hundred Fifty Thousand Dollars ($250,000) upon the consummation by Corporation, during the Term, of an equity offering generating at least Twenty Five Million Dollars ($25,000,000) of net proceeds to Corporation; provided, however, that if the equity offering generates at least Fifty Million Dollars ($50,000,000) of net proceeds, Executive shall be entitled to a one-time bonus of Five Hundred Thousand Dollars ($500,000).

        3.3    Benefits.    During the term of this Agreement, Executive shall be eligible to participate in such of Corporation's benefit and deferred compensation plans as are now generally available or later made generally available to executives of Corporation, including, without limitation, profit sharing, medical, dental, health, annual physical examination, life, disability insurance, financial planning plans, supplemental retirement programs and vacation (but excluding stock options, except as set forth in Section 3.4). In addition, Executive shall be entitled to receive an automobile allowance of $18,000 per year payable in equal monthly installments (but no mileage reimbursement), for a leased automobile which is maintained in or near Golden, Colorado during the time period in which Executive performs his duties in Golden, Colorado, and reimbursement for business and travel expenses upon reasonable accounting therefor. Without limiting the foregoing, Executive shall be entitled to four (4) weeks paid vacation per year (Executive may elect to receive payment for up to two (2) weeks per year not taken). In addition, Executive shall be entitled to term life insurance equal to two (2) times his Base Salary and the Corporation shall maintain the existing (or substantially equivalent) directors and officers liability insurance policy during the Term. Corporation will pay for (a) an apartment for Executive in Golden, Colorado, and (b) reasonable travel expenses, including cell phone expenses, to Golden, Colorado, during the Term of this Agreement.

        3.4    Options.    The parties acknowledge and agree that any options granted or to be granted to Executive under the Prior Agreement shall be cancelled and of no further force or effect. Options shall be granted to Executive under Corporation's option plan, to be set forth in a separate Option Agreement, exercisable at the closing price of the common stock on May 10, 2002 ($.26 per share, the "Exercise Price"), for a number of shares of common stock equal to six (6%) percent (the "Option") of the outstanding common stock (including the common stock issuable under outstanding options and warrants with an exercise price of $3.00 per share or less ("Fully Diluted Common Stock") as of May 10, 2002, subject to approval by Corporation's stockholders of any necessary increase in the number of shares reserved for issuance pursuant to Corporation's option plan. The option will vest in one-third increments on each of December 31, 2002, December 31, 2003 and December 31, 2004.

        4.    Severance Compensation and Death Benefits

        4.1    Severance Compensation.    In the event Executive's employment is terminated in a Termination Other Than For Cause, (i) Executive shall be paid as severance compensation an amount equal to one (1) times his annual Base Salary (at the rate payable at the time of such termination) on a bi-weekly basis and (ii) Corporation shall continue to provide at Corporation's expense for a period of twelve months from the date of termination the benefits then being provided to Executive at the time of such termination. The amount of any payment or benefit provided for in this Section 4.1 shall not be reduced by any compensation earned by Executive as the result of employment or engagement by another person, by retirement benefits, by offset against any amount claimed to be owed by Executive to Corporation or otherwise.

        4.2    No Severance Compensation Upon Other Termination.    In the event of a Voluntary Termination or Termination For Cause, neither Executive nor his estate shall be paid any severance compensation.

        5.    Covenant Not to Compete or Solicit

        5.1    Non-Competition.    From the date hereof and until the first (1st) anniversary of a Termination for Cause or a Voluntary Termination (including a Voluntary Termination With Notice), Executive shall not directly or indirectly, without the prior written consent of Corporation, engage anywhere in the United States in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (except for ownership of ten percent (10%) or less of any outstanding entity whose securities are listed on a national securities exchange), or participate in the financing, operation, management or control of, any firm, corporation or business (other than Corporation) that engages in the marketing or sale of bagels and/or fast casual sandwiches as one of its principal businesses. The provision of this Section 5.1 shall not apply to a termination under Sections 2.4, 2.5 or 2.6 hereof.

        5.2    Separate Covenants.    The covenants contained in Section 5.1 above shall be construed as a series of separate covenants, one for each county, city and state of the United States. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in Section 5.1. If in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this

Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 5 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

        5.3    Non-Disclosure and Non-Solicitation.    Executive agrees that all confidential and proprietary information relating to the business or operations of Corporation shall be kept and treated as confidential both during and after the Term of this Agreement, except as may be permitted in writing by Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement or if the disclosure of which is required by court order or applicable law (provided Executive gives Corporation reasonable notice thereof and a right to oppose the same at Corporation's expense). In addition, from the date hereof and for two years after the termination of Executive's employment for any reason, Executive shall not directly or indirectly, without the prior written consent of Corporation, solicit the services, or cause to be employed, any person who was an employee of Corporation at the date of such termination, or within six (6) months prior to such time.

        5.4    Corporation.    For the purpose of this Section 5, the term "Corporation" includes each corporation or other entity of which Corporation owns, directly or through another entity, at least 50% of the equity, or which is controlled by Corporation.

        6.    Miscellaneous.

        6.1    Waiver.    The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

        6.2    Entire Agreement; Modifications.    Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

        6.3    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by recognized overnight courier to the respective persons named below:

    If to Corporation:

    New World Restaurant Group, Inc.
    246 Industrial Way West
    Eatontown, NJ 07724
    Attention: Board of Directors

    With copies to:

    New World Restaurant Group, Inc.
    246 Industrial Way West
    Eatontown, NJ 07724
    Attention: General Counsel

    Proskauer Rose LLP
    1585 Broadway
    New York, New York 10036
    Attention: Julie M. Allen

    If to Executive:

    Anthony Wedo
    112 Montana Drive
    Chadds Ford, PA 19317

    With a copy to:

    Pelino & Lentz, P.C.
    Thirty-Second Floor
    One Liberty Place
    1650 Market Street
    Philadelphia, Pennsylvania 19103
    Attention: Salvatore M. DeBunda

Any party may change such party's address for notices by notice duly given pursuant to this Section 6.4.

        6.4    Headings.    The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

        6.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents. All claims, disputes and other matters in question between Corporation and Executive arising out of, or relating to this Agreement or the breach thereof, shall be subject to binding arbitration in New York, New York under the rules of the American Arbitration Association then obtaining. Notwithstanding the foregoing, Corporation may seek an order of a court of competent jurisdiction to obtain an injunction for a breach or threatened breach of Section 5 hereof by Executive.

        6.6    Severability.    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        6.7    Survival of Corporation's Obligations.    Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation or upon the sale of all or substantially all of its assets) or by Executive.

        6.8    Counterparts.    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

        6.9    Withholdings.    All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

        6.10    Expenses.    Corporation will pay directly or reimburse Executive for up to Ten Thousand Dollars ($10,000) Dollars for professional fees incurred by Executive in connection with the review and negotiation on behalf of Executive of the Prior Agreement and this Agreement.

        6.11    Indemnification.    In addition to any rights to indemnification to which Executive is entitled to under Corporation's Certificate of Incorporation and Bylaws, Corporation shall indemnify Executive at all times during and after the term of this Agreement to the maximum extent permitted under Section 145 of the Delaware General Corporation Law or any successor provision thereof and any other applicable state law, and shall pay Executive's expenses in defending any civil or criminal action, suit or proceeding, to the maximum extent permitted under such applicable state law. This provision shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NEW WORLD RESTAURANT GROUP, INC.
By:
Name/Title:
EXECUTIVE
By:
Anthony Wedo, Individually

Schedule 3.2

The amount of the Bonus for each year shall be determined as follows:

1.
Target = 100% of Base Salary; 50% for achieving Corporation performance targets and 50% for achieving individual KPIs.

2.
Executive's individual KPIs shall be agreed upon by Executive and the Compensation Committee, subject to approval by the Board of Directors.

3.
The Corporation performance targets shall be developed by management through the annual operating plan process, subject to approval by the Board of Directors; provided, however, that for 2002, the Corporation performance target shall be reported EBIDTA for fiscal 2002 of at least $49 million, provided that EBIDTA shall be calculated for this purpose to exclude any expenses booked in 2002 related to the payment of any unauthorized bonuses.

4.
In recognition of performance above Executive's individual KPIs or Company performance targets or other outstanding performance, the Board of Directors may, in its sole discretion, award Executive a bonus above the target bonus up to a maximum Bonus in any year of 150% of Base Salary.

QuickLinks

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Schedule 3.2